Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121546

PROSPECTUS SUPPLEMENT NO. 10

E.DIGITAL CORPORATION,
a Delaware corporation

Common Stock, $.001 par value

This Prospectus Supplement relates to the resale by the holders of Common Stock.

The Prospectus dated February 25, 2005 (the “Prospectus”), as supplemented by prospectus supplement no. 1 dated February 28, 2005, prospectus supplement no. 2 dated April 13, 2005, prospectus supplement no. 3 dated April 13, 2005, prospectus supplement no. 4 dated May 3, 2005, prospectus supplement no. 5 dated May 17, 2005, prospectus supplement no. 6 dated June 22, 2005, prospectus supplement no. 7, dated July 13, 2005, prospectus supplement no. 8, dated July 13, 2005 and prospectus no. 9 dated August 17, 2005 is hereby further amended by the information contained in the attached Current Report on Form 8-K filed on October 27, 2005. If the information in the attached report is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the “SEC Reports”) incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement. In all other ways, the Prospectus shall remain unchanged.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

This Prospectus Supplement is dated October 27, 2005.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 27, 2005 (October 27, 2005)
Date of Report (Date of earliest event reported)

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

13114 Evening Creek Drive South
San Diego, California 92128
(Address of principal executive offices)

(858) 679-1504
(Registrant’s telephone number, including area code)

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 26, 2005, Atul Anandpura resigned as President and Chief Executive Officer of the Company and from the Board of Directors to pursue other interests. There were no disagreements between Mr. Anandpura and the Company on any matter relating to the Company's operations, policies or practices.

Effective November 14, 2005, Will Blakeley will succeed Mr. Anandpura, as President. Mr. Blakeley, in addition, will be appointed Chief Technical Officer.

Mr. Blakeley has served as a Principal Systems Engineer and Manager for Northrup Grumman Radio Systems since August 2002. Mr. Blakeley also served as an independent consultant (program management) for two venture backed start ups from January 2002 until August 2002. He also served as Vice President of Engineering for Aegis Broadband Inc. from January 1999 until January 2002. He has also served as President of SDCOMM Technologies, Inc. from 1997 to 1999. From 1988 to 1997, Mr. Blakeley held various management positions with Scientific Atlanta, Inc. Mr. Blakeley obtained a Bachelor of Science degree in Applied Mathematics from San Diego State University in 1983 and a Master of Science degree in electrical engineering from San Diego State University in 1988. Mr. Blakeley is 49 years of age.

Mr. Blakeley’s employment will be at-will with no specified period or term of employment. Mr. Blakeley will receive an annual salary of $175,000 and could be eligible for an annual bonus as determined by the Board of Directors. Mr. Blakely will receive options to purchase 1,500,000 shares of common stock with an exercise price equal to the fair market value of the common stock on Mr. Blakeley’s start date. The options will vest over a two year period with 500,000 shares vesting immediately and the balance vesting in equal quarterly installments thereafter. In the event that Mr. Blakeley’s employment is terminated for any reason other than cause, then he shall be eligible to receive up to three months severance in the form of salary continuation.

ITEM 7.01.	Regulation FD Disclosure.

Exhibit 99.1 attached to this Form 8-K is hereby furnished pursuant to Item 7.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

e.DIGITAL CORPORATION

Date: October 27, 2005	By:	/s/ Robert Putnam

Robert Putnam, Senior Vice President and Secretary (Officer duly authorized to sign on behalf of the Registrant)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 27, 2005 relating to changes to Board and Management.

99.2	Employment Agreement between the Company and Will Blakeley.